EXHIBIT 11.1.  STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                        Three Months Ended
                                                             March 31,
(Dollars in thousands)                                  2000          1999
                                                        ----          ----

Basic Earnings Per Share

   Net income                                      $     1,826   $    5,744
                                                    ==========    =========

   Weighted average number of common
   and common equivalent shares:                    15,920,869   15,358,749
   ---------------------------------------

   Basic earnings per share                        $      0.11  $      0.37
                                                    ===========   =========

Diluted Earnings Per Share

   Net income                                      $     1,826  $     5,744
                                                    ==========   ==========
   Weighted average number of common
   and common equivalent shares:
   ---------------------------------------
      Average number of shares outstanding          15,920,869   15,358,749

      Net effect of dilutive stock options
      based on treasury stock method                        --       10,973

   Total average shares:                            15,920,869   15,369,722
                                                    ==========   ==========

   Diluted earnings per share                      $      0.11   $     0.37
                                                    ==========    =========

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